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                       CONSENT OF INDEPENDENT ACCOUNTANTS




We consent to the incorporation by reference in the registration statements of Norstan, Inc. on Form S-8 relating to the 1986 Long-Term Incentive Plan of Norstan, Inc. (File Nos. 33-30323 and 33-72928), the 1990 Employee Stock Purchase and Bonus Plan of Norstan, Inc. (File Nos. 33-32310, 33-44470 and 33-72926), the 1995 Long-Term Incentive Plan of Norstan, Inc. (File No. 33-62957), and the Restated Non-Employee Directors' Stock Plan of Norstan, Inc. (File No. 33-62971) of our report dated February 20, 1996, except as to Note 8, Subsequent Event, for which the date is March 1, 1996, on our audits of the financial statements of Connect Computer Company as of December 31, 1995 and 1994, and for the years then ended, which report is included in this Form 8-K.




                              COOPERS & LYBRAND L.L.P.





Minneapolis, Minnesota
June 19, 1996